Exhibit 11.1

                     CHARTWELL RE CORPORATION (PREDECESSOR)

                        COMPUTATION OF EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)

                                                        Year Ended December 31,
                                                        -----------------------
                                                           1995         1994

Historical income (loss) attributable to common shares  $    6,239  $    (4,978)
Pro forma adjustments (1)(2) .........................                    1,837
                                                        ----------  -----------
Pro forma income (loss) attributable to common shares   $    6,239  $    (3,141)
                                                        ==========  ===========

Primary:
Weighted average common shares outstanding (3) .......   3,755,312    3,760,685
                                                        ==========  ===========
Pro forma income (loss) per common and common
  equivalent share ...................................  $     1.66  $     (0.84)
                                                        ==========  ===========
Fully diluted:
Weighted average common shares outstanding ...........   3,755,312    3,760,685
                                                        ==========  ===========
Pro forma income (loss) per common equivalent share
  assuming full dilution .............................  $     1.66  $     (0.84)
                                                        ==========  ===========

(1) Pro forma adjustments include the effect of (i) the sale of the 10.25% Senior Notes issued by Chartwell Re on March 17, 1994, (ii) the retirement of the entire principal amount of indebtedness outstanding under the senior term loan, (iii) the preferred stock conversions and (iv) the exercise of Chartwell Re Common Stock Warrants.

(2) The pro forma adjustments exclude a non-recurring charge for the write-off of the unamortized balance of the deferred financing costs resulting from the early extinguishment of the senior term loan. Such charge was approximately $465,000 after tax. Also excluded is a $753,000 charge for a cash payment to the holders of the Chartwell Re Common Stock Warrants upon conversion.

(3) Common equivalent shares from the exercise of stock warrants and options have not been included as their effect on earnings per share would be antidilutive.